     As filed with the Securities and Exchange Commission on January 8, 1999
                                                     Registration No. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   -----------

                                GERON CORPORATION
             (Exact Name of Registrant as specified in its charter)

         DELAWARE                                        75-2287752
(State of incorporation)                    (I.R.S. Employer Identification No.)

                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                RONALD W. EASTMAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                GERON CORPORATION
                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7700
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                   Copies to:

                                 JOSHUA L. GREEN
                                 LAURA A. GORDON
                                  SCOTT S. RING
                                VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                               2800 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 854-4488

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
       UNTIL THE DATE THAT IS THREE YEARS FOLLOWING THE EFFECTIVE DATE OF
           THIS REGISTRATION STATEMENT OR UNTIL SUCH EARLIER TIME THAT
               ALL OF THE SHARES REGISTERED HEREIN HAVE BEEN SOLD.

                                   -----------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE
=====================================================================================================
  Title of each class of      Amount to be     Proposed maximum     Proposed maximum      Amount of
     securities to be        registered(1)      offering price          aggregate        Registration
        registered                               per share(2)       offering price(2)        Fee
-----------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par   3,850,000 shares       $11.0313            $42,470,505         $11,807
          value
=====================================================================================================

(1) Shares of Common Stock which may be offered by Selling Stockholders pursuant to this Registration Statement consisting of 3,850,000 shares issuable upon conversion of $7,500,000 of Series A Zero Coupon Convertible Debentures, $7,500,000 of Series B Zero Coupon Convertible Debentures and Stock Purchase Warrants exercisable to purchase $15,000,000 of Common Stock. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 140% of the number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the Stock Purchase Warrants (based upon an assumed conversion price for the Series A and Series B Zero Coupon Convertible Debentures of $10.00 and an exercise price for the Stock Purchase Warrants of $12.00). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A and Series B Zero Coupon Convertible Debentures and the Stock Purchase Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq National Market on January 4, 1999 in accordance with Rule 457 under the Securities Act of 1933.

                                   -----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS                                                 Subject to Completion
                                                                 January 8, 1999

                                GERON CORPORATION
                                3,850,000 SHARES
                                 OF COMMON STOCK

                                   -----------

   THE SHARES OF COMMON STOCK OF GERON CORPORATION (THE "COMMON STOCK") OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 2 IN DETERMINING WHETHER TO PURCHASE THE GERON CORPORATION COMMON STOCK.

                                   -----------

        These shares of Common Stock offered by this Prospectus are being offered by certain selling stockholders of Geron Corporation (the "Selling Stockholders") named in the section entitled "Selling Stockholders" on page 13. Of the shares of Common Stock offered, we anticipate that approximately 1,375,000 may be sold by the Selling Stockholders upon their conversion of $7,500,000 of Series A Zero Coupon Convertible Debentures (the "Series A Debentures") and their exercise of $7,500,000 of Series A Stock Purchase Warrants (the "Series A Warrants"). We issued the Series A Debentures and the Series A Warrants to the Selling Stockholders or their affiliates in a private placement on December 10, 1998 (the "Series A Private Placement"). Subject to the fulfillment of certain conditions outside the direct or indirect control of the Selling Stockholders, we will issue $7,500,000 of Series B Zero Coupon Convertible Debentures (the "Series B Debentures") and $7,500,000 of Series B Stock Purchase Warrants (the "Series B Warrants") to the Selling Stockholders upon the effectiveness of this Prospectus (the "Series B Private Placement"). Following the issuance of the Series B Debentures and the Series B Warrants, we anticipate that the Selling Stockholders may sell approximately 1,375,000 shares of Common Stock upon the conversion of the Series B Debentures and the exercise of the Series B Warrants. For ease of reference, the Series A Debentures and the Series B Debentures are sometimes collectively called the "Debentures," and the Series A Warrants and the Series B Warrants are sometimes collectively called the "Warrants." The remaining number of shares offered may be sold by the Selling Stockholders in the event that the conversion price of the Debentures or the exercise price of the Warrants is adjusted. For a description of such adjustments, see "Description of Capital Stock - Convertible Debentures" and
- "Warrants." The Selling Stockholders may sell the shares of Common Stock from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 19. We will not receive any portion of the proceeds from the sale of these shares.

        Each of the Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

        Geron Corporation's Common Stock is quoted on the Nasdaq National Market under the symbol "GERN."

        On January 4, 1999, the last sale price of the Common Stock on the Nasdaq National Market was $10.625 per share.

==============================================================================================
                                                      UNDERWRITING
                                                      DISCOUNTS AND          PROCEEDS TO
                                PRICE TO PUBLIC        COMMISSION       SELLING STOCKHOLDERS
----------------------------------------------------------------------------------------------
  Per Share.................
  Total.....................    See Text Above        See Text Above        See Text Above
==============================================================================================

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 The date of this prospectus is January 8, 1999.

                                TABLE OF CONTENTS



                                                                         PAGE
                                                                         ----
ADDITIONAL INFORMATION AVAILABLE TO YOU.....................................1
INFORMATION INCORPORATED BY REFERENCE.......................................1
THE COMPANY.................................................................1
RISK FACTORS................................................................2
USE OF PROCEEDS............................................................11
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS...........................11
SELLING STOCKHOLDERS.......................................................13
DESCRIPTION OF CAPITAL STOCK...............................................14
REGISTRATION RIGHTS OF CERTAIN OTHER HOLDERS...............................18
DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS..................18
PLAN OF DISTRIBUTION.......................................................19
LEGAL MATTERS..............................................................19
EXPERTS....................................................................20

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You should not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this Prospectus is current as of the date on the cover.


                     ADDITIONAL INFORMATION AVAILABLE TO YOU

        This Prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"). Certain information in the Registration Statement has been omitted from this Prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our Common Stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning our company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.


                      INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this Prospectus, which means that information included in these documents is considered part of this Prospectus. Information that we file with the SEC subsequent to the date of this Prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the Selling Stockholders have sold all the shares.

        The following documents filed with the SEC are incorporated by reference in this Prospectus:

        1. Our Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-20859).

        2. Our definitive Proxy Statement dated April 6, 1998, filed in connection with our 1998 Annual Meeting of Stockholders.

        3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (File No. 0-20859).

        4. Our Current Reports on Form 8-K, filed with the SEC on April 2, 1998 and December 17, 1998 (File No. 0-20859).

        5. The description of our Common Stock set forth in our Registration Statement on Form 8-A, filed with the SEC on June 13, 1996 (File No. 0-20859).

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to such documents. You should direct any requests for documents to David L. Greenwood, Chief Financial Officer, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, telephone: (650) 473-7700.


                                   THE COMPANY

        Geron Corporation was incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025, and our telephone number is (650) 473-7700. References in this Prospectus to "we," "us," "our," the "Company" and "Geron" refer to Geron Corporation and its subsidiaries.

                                  RISK FACTORS

        Before you invest in our Common Stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this Prospectus, before you decide whether to purchase shares of our Common Stock.

        Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may, "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Common Stock, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

TECHNOLOGICAL UNCERTAINTY

        The study of the mechanisms of cellular aging and cellular immortality, including telomere biology and telomerase, is a relatively new area of research. This research may not lead to the discovery or development of any therapeutic or diagnostic product. If and when potential lead drug compounds or product candidates are identified through our research programs, they will require significant preclinical and clinical testing prior to regulatory approval in the United States and elsewhere. These efforts may not result in a product that can be marketed. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our research programs to be successful, any program may be abandoned, even after significant resources have been expended. The abandonment of any research program could have a material adverse effect on our business.

        As a result of our drug discovery efforts to date, we have identified compounds in in vitro studies that demonstrate potential for inhibiting telomerase in vivo. However, additional development efforts will be required before we select a lead compound for preclinical development and clinical trials as a telomerase inhibitor for cancer. If and when selected, a lead compound may prove to have undesirable and unintended side effects or other characteristics affecting its efficacy or safety that may prevent or limit its commercial use. For example, telomerase is active in reproductive cells and transiently expressed in certain hematopoietic (blood) and gastrointestinal cells. Any product based on the inhibition of telomerase may adversely affect such cells and result in unacceptable side effects. In addition, we expect that telomerase inhibition will have delayed efficacy as telomeres resume normal shortening. As a result, telomerase inhibition will, in most cases, be used in conjunction with other cancer therapies. Because of its delayed efficacy it may be more difficult to proceed with preclinical and clinical development, to obtain regulatory approval or to market a telomerase inhibitor for the treatment of cancer. The abandonment of the Telomerase Inhibition and Detection program would have a material adverse effect on our business.

        In addition, we have identified certain genes that are expressed differentially in senescent cells versus replicatively young cells. However, we have not identified any lead compounds that have been demonstrated to modulate such gene expression. We cannot guarantee that we will be able to discover or develop any such compound. Our work on the modulation of telomere length is at an early stage. While telomere length and replicative capacity have been extended in vitro, we may not discover a compound that will modulate telomere length or increase replicative capacity effectively for clinical use.

        There is, as yet, insufficient clinical data to confirm the full utility of our proprietary telomerase detection technology to diagnose, prognose, monitor patient status and screen for cancer. Although Intergen, Boehringer Mannheim Roche, Kyowa Medex and PharMingen, our licensees, have begun to sell kits for research use, additional development work and regulatory consents will be necessary prior to the introduction of tests for clinical use.

        Our Embryonic Stem Cell program is also at an early stage. While human Embryonic Stem ("hES") cells have been derived and allowed to expand and differentiate into numerous cell types, our efforts to direct differentiation of hES cells and develop products therefrom may not result in any commercial applications.

        We may become aware of technology controlled by third parties that is advantageous to our programs. However, we may not be able to acquire or license such technology on reasonable terms, if at all. In the event that we are unable to acquire such technology, we may be required to expend significant time and resources to develop similar technology, and we may not be successful in this regard. If we cannot acquire or develop necessary technology, we may be prevented from pursuing certain business objectives. Moreover, one of our competitors could acquire or license such technology. Any of these events could have a material adverse effect on our business.

EARLY STAGE OF DEVELOPMENT

        We are at an early stage in the development of therapeutic and diagnostic products. We have not yet selected a lead compound for any of our drug development programs. In order to identify and select such a compound, we must have access to sufficient numbers of chemical compounds and resources. Access to such chemical companies and resources is not assured. Products that may result from our research and development programs are not expected to be commercially available for a number of years, if at all. Our program to identify a telomerase inhibitor is currently at the drug discovery stage. Our other programs are currently focused on research efforts prior to the drug discovery or preclinical development stages. It is difficult to predict when, if ever, we will select a lead compound for drug development as a telomerase inhibitor. In addition, we cannot assure you that our other programs will move beyond their current stage. Assuming we make advances in our research, and are able to identify and select a lead compound for telomerase inhibition, certain preclinical development efforts will be necessary to determine whether the potential product has sufficient safety to enter clinical trials. If such a potential product receives authorization from the United States Food and Drug Administration (the "FDA") to enter clinical trials, then it will most likely be subjected to a multiphase, multicenter clinical study to determine its safety and efficacy. We cannot predict the length or extent of clinical trials or the period of any required patient follow-up. Assuming clinical trials of any potential product are successful and other data are satisfactory, we will then submit an application to the FDA and appropriate regulatory bodies in other countries to seek permission to market the product. The review process at the FDA is substantial and lengthy. The FDA may deny our application or require us to conduct additional clinical trials or other data prior to approval. Furthermore, delays in the approval process could have a material adverse effect on our business even if approval is ultimately obtained. Even if a product is approved, we may not be able to produce it in commercial quantities at a reasonable cost, or to successfully market it. Based on these factors, we do not anticipate being able to commence marketing of any therapeutic products for a period of years, if at all.

DEPENDENCE ON STRATEGIC AND RESEARCH COLLABORATIONS

        Our strategy for the development, clinical testing and commercialization of our products includes entering into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities. The success of any collaboration depends on the continued cooperation of our partners. We cannot assure you that our partners will cooperate with us or perform their obligations under their agreements with us. The amount and timing of our collaborators' resources to be devoted to activities are not within our direct control. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

        We currently have no manufacturing infrastructure and no marketing or sales organization. As a result, we intend to rely in substantial part on our current and future strategic partners for the manufacture of any product and the principal marketing and sales responsibilities for any such product. To the extent that we choose not to or are unable to establish such arrangements, we will require substantially greater capital to undertake our own manufacturing, marketing and sales.

        In April 1995, we entered into a License and Research Collaboration Agreement with Kyowa Hakko for the development and commercialization in certain Asian countries of a telomerase inhibitor for the treatment of cancer. Under the collaboration, Kyowa Hakko provided certain funding for our research and development activities. Kyowa Hakko is responsible under the agreement for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses in the covered territory. The agreement provides that Kyowa Hakko will not pursue research and development independent of its collaboration with us with respect to telomerase inhibition for the treatment of cancer in humans until April 7, 2000, at the earliest. The agreement also provides in general that, while we exercise significant influence during the research phase, Kyowa Hakko exercises significant influence during the development and commercialization phases of the collaboration. In March 1997, the Kyowa Hakko Agreement was amended to extend its term until April 2000 and to make certain other changes in connection with the signing of the Pharmacia & Upjohn Agreement (as described below).

        In March 1997, we entered into a License and Research Collaboration Agreement with Pharmacia & Upjohn, S.p.A. ("Pharmacia and Upjohn")to collaborate in the discovery, development and commercialization of a new class of anticancer drugs that inhibit telomerase. Under the collaboration, Pharmacia & Upjohn will provide certain funding of our research and development activities and will be primarily responsible for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses. We have certain promotion rights with corresponding clinical expense obligations. As with the Kyowa Hakko Agreement, we exercise significant influence during the research phase of the collaboration while Pharmacia & Upjohn will exercise significant influence during the development and commercialization phases of the collaboration. Through these two agreements, we have granted to Pharmacia & Upjohn and Kyowa Hakko exclusive worldwide rights to our telomerase inhibition technology. We did not, however, grant Pharmacia & Upjohn or Kyowa Hakko worldwide rights to certain antisense, gene therapy and vaccine technologies outside Asia, for the treatment of cancer in humans. If and when we select a telomerase inhibitor for development and commercialization under these agreements, we will be significantly dependent upon the activities of Pharmacia & Upjohn and Kyowa Hakko for the successful commercialization of such product. Any failure of Pharmacia & Upjohn and Kyowa Hakko to develop or commercialize a telomerase inhibitor will have a material adverse effect on our business.

        In December 1997, we entered into a License, Product and Marketing Agreement with Boehringer Mannheim Roche to develop and market research and clinical diagnostic products to study and diagnose cancer on an exclusive, worldwide basis. Under the collaboration, Boehringer Mannheim Roche will provide reimbursement for research previously conducted and will be primarily responsible for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses. In addition, we are entitled to receive future payments upon achievement of certain contractual milestones relating to level of product sales, as well as royalties on product sales. Further, we have an option to exercise certain co-promotion rights in the United States. If and when a telomerase-based diagnostic kit is developed and commercialized under the agreement with Boehringer Mannheim Roche, we will be significantly dependent upon the activities of Boehringer Mannheim Roche for the successful manufacturing and commercialization of that product.

        We have also entered into licensing arrangements with several diagnostic companies for our telomerase detection technology. However, because these licenses are limited to the research-use-only market, such arrangements are not expected to generate significant commercial revenues.

        We cannot assure you that we will be able to negotiate additional strategic arrangements in the future on acceptable terms, if at all, or that such strategic arrangements will be successful. In the absence of such arrangements, we may encounter significant delays in introducing any product or find that the research, development, manufacture, marketing or sale of any product is adversely affected. In the event that we do not enter into such arrangements, our business may be materially adversely affected.

        We have relationships with collaborators and scientific advisors at academic and other institutions, some of whom conduct research at our request. These collaborators and scientific advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these collaborators and advisors and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities.

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNCERTAINTY OF PATENT PROTECTION

        Protection of our proprietary compounds and technology is critically important to our business. We own 17 issued United States patents and over 52 United States patent applications. We have also licensed 18 issued

United States patents and over 43 United States patent applications, as well as international filings under the Patent Cooperation Treaty and pending foreign national patent applications corresponding to certain of these United States applications. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. We cannot assure you that we will continue to develop products or processes that are patentable or that patents will issue from any of the pending applications, including even allowed patent applications. Further, we cannot assure you that our current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to us.

        Patent applications in the United States are maintained in secrecy until patents issue. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by at least several months. As a result, we cannot assure you that patents will issue from any of our patent applications or from applications licensed to us. We also cannot assure you that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection.

        We are aware of certain patent applications and patents that have been filed by others with respect to telomerase and telomere length technology. In addition, there are a number of issued patents and pending applications owned by others directed to differential display, stem cell and other technologies relating to our research, development and commercialization efforts. We cannot assure you that our technology can be developed and commercialized without a license to such patents. Such other patent applications may be granted priority over patent applications that we or any of our licensors have filed. Furthermore, others may independently develop similar or alternative technologies, duplicate any of our technologies or design around the patented technologies we have developed. Any of these developments may have a material adverse effect on our business.

        Our commercial success depends significantly on our ability to operate without infringing patents and proprietary rights of others. We cannot assure you that our technologies do not and will not infringe the patents or proprietary rights of others. In the event of such infringement, we may be enjoined from pursuing research, development or commercialization of potential products or may be required to obtain licenses to these patents or other proprietary rights or to develop or obtain alternative technologies. We may not be able to obtain alternative technologies or any required license on commercially favorable terms, if at all. If we do not obtain any such license or alternative technologies, we may be delayed or prevented from pursuing the development of certain potential products. Our breach of an existing license or failure to obtain or delay in obtaining alternative technologies or a license to any technology that we may require to develop or commercialize our products may have a material adverse effect on our business. Also, we may be subject to claims or litigation as a result of entering into a license.

        We signed a licensing and sponsored research agreement relating to our Primordial Stem Cell program with The Johns Hopkins University School of Medicine ("JHU") in August 1997. Prior to signing this agreement, we had been informed by a third party that we and JHU would violate the rights of that third party and another academic institution in doing so. After a review of the correspondence with the third party and JHU, as well as related documents, including an issued U.S. patent, we believe that both we and JHU have substantial defenses to any claims that might be asserted by the third party. We have provided indemnification to JHU relating to such potential claims. However, any litigation resulting from this matter may divert significant resources, both financial and otherwise, from our research programs. We cannot assure you that we would be successful in any such litigation. If the outcome of any such litigation is unfavorable to us, our business could be materially and adversely affected.

        Litigation may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of another. We could incur substantial costs if litigation is required to defend ourselves in patent suits or other intellectual property litigation brought by others or if we initiate such suits. We cannot assure you that we would be successful in any such patent litigation. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using such technology.

        We also rely on trade secrets to protect our proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants and certain contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

        We are party to various license agreements which give us rights to use certain technologies in our research, development and commercialization activities. Disputes have arisen and may continue to arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our licensors, research collaborators and consultants. We may not be able to continue to license such technologies on commercially reasonable terms, if at all, or to maintain the exclusivity of our exclusive licenses. Our failure to maintain exclusive or other rights to such technologies could have a material adverse effect on our business.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

        We will require substantial capital resources in order to conduct our operations. The timing and degree of our future capital requirements will depend on many factors, including:

        o continued scientific progress in our research and development programs;

        o the magnitude and scope of these activities; our ability to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing;

        o  our progress with preclinical and clinical trials;

        o  the time and costs involved in obtaining regulatory approvals; and

        o the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; or the potential for new technologies and products.

        We intend to seek such additional funding through strategic collaborations, public or private equity financings and capital lease transactions. Additional financing may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs, each of which could have a material adverse effect on our business. Based on current projections, we estimate that our existing capital resources, payments under the Pharmacia & Upjohn Agreement, interest income, grant funding and equipment financing will be sufficient to fund our current and planned operations through 1999. The assumptions underlying such estimates may not be correct and our funds may not be sufficient to meet our capital needs during the year.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

        We have incurred net operating losses every year since our operations began in 1990. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses over the next several years as our research and development efforts and preclinical testing activities are expanded. Substantially all of our revenues to date have been research support payments under the collaborative agreements with Kyowa Hakko and Pharmacia & Upjohn. Research support payments under the Kyowa Hakko Agreement expired in April 1998. Research payments under the Pharmacia & Upjohn Agreement expire in January 2000. We are unable to estimate at this time the level of revenue to be received from the sale of diagnostic products, and do not expect to receive significant revenues from the sale of research-use-only kits. Our ability to achieve profitability is dependent on our ability, alone or with others, to select therapeutic compounds for development, obtain the required regulatory approvals and manufacture and market resulting products. We cannot assure you when or if we will receive material revenues from product sales or achieve profitability. Failure to generate significant additional revenues and achieve profitability could impair our ability to sustain operations.

SUBSTANTIAL COMPETITION; RISK OF TECHNOLOGICAL OBSOLESCENCE

        The pharmaceutical and biopharmaceutical industries are intensely competitive. We believe that other pharmaceutical and biopharmaceutical companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms of cell aging and cell immortality, including the study of telomeres, telomerase and stem cell technologies. In addition, other products and therapies that could compete directly with the products that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies, and by academic and other research organizations. Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitors of ours. The pharmaceutical companies developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we have. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs. There is also competition for access to libraries of compounds to use for screening. Should we fail to secure and maintain access to sufficiently broad libraries of compounds for screening potential targets, our business would be materially harmed. In addition to the above factors, we expect to face competition in the following areas:

        o  product efficacy and safety,

        o  the timing and scope of regulatory consents,

        o  availability of resources,

        o  reimbursement coverage,

        o  price, and

        o patent position, including potentially dominant patent positions of others.

        Our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than us. Such competitive products may render our products obsolete.

DEPENDENCE ON KEY PERSONNEL

        Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. The loss of any or all of these individuals could damage our business and might significantly delay or prevent the achievement of research, development or business objectives.

        We also rely on consultants and advisors, including the members of our Scientific Advisory Board, who assist us in formulating our research and development strategy. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain such individuals on acceptable terms. Failure to do so would adversely affect our business.

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF EMBRYONIC STEM CELL THERAPIES

        Our Embryonic Stem Cell program may involve the use of hES cells that would be derived from human embryonic tissue. The use of hES cells gives rise to certain ethical, legal and social issues regarding the appropriate utilization of this tissue. We have established an Ethics Advisory Board comprised of independent and recognized medical ethicists to advise us with respect to these issues. Indeed, the use of embryonic tissue in scientific research is an issue of national interest. Many research institutions, including several of our scientific collaborators, have adopted policies regarding the ethical use of these types of human tissue. These policies may have the effect of limiting the scope of research conducted in this area. The United States government currently does not fund research which involves the use of such tissue and may in the future regulate or otherwise restrict its use. The Embryonic Stem Cell program would be significantly harmed if we are prevented from conducting research on these cells due to government regulation or otherwise. In the event that our research related to hES cell therapies becomes the subject of adverse commentary or publicity, our name and goodwill could be adversely affected.

GOVERNMENT REGULATION

        Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. In this document, we will refer to government agencies, both in the United States and other countries, as "Regulatory Agencies." In the United States, the principal Regulatory Agency is the FDA.

        The preclinical testing and clinical trials of the products that we develop ourselves or that our collaborative partners develop is subject to intense government regulation. Moreover, the processes of manufacturing, labeling, selling, distributing, marketing, advertising and promoting any new product is also subject to intense government regulation. Any product that we or our collaborative partners develop must receive all relevant Regulatory Agency approvals or clearances, if any, before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical testing and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent Regulatory Agency approval or clearance. In addition, delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of product development and/or the period of review of any application for Regulatory Agency approval or clearance for a product. Delays in obtaining Regulatory Agency approvals or clearances could:

        o significantly harm the marketing of any products that we or our collaborative partners develop;

        o impose costly procedures upon our activities or the activities of our collaborative partners;

        o diminish any competitive advantages that we or our collaborative partners may attain; or

        o adversely affect our ability to receive royalties and generate revenues and profits.

        Even after such time and expenditures, the required Regulatory Agency approvals or clearances may not be obtained for any products developed by or in collaboration with us. Moreover, if Regulatory Agency approval or clearance for a new product is obtained, such approval or clearance may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. In general, failure to comply with FDA requirements can result in severe civil and criminal penalties, including but not limited to recall or seizure of products, injunction against manufacture, distribution, sales and marketing and criminal prosecution.

NO ASSURANCE OF MARKET ACCEPTANCE; UNCERTAINTY OF PHARMACEUTICAL PRICING; IMPACT OF HEALTH CARE REFORM MEASURES

        We cannot assure you that any products successfully developed by us or by our collaborative partners, if approved for marketing, will achieve market acceptance. The products which we are attempting to develop will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any of our developed products will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of our product candidates, their potential advantage over alternative treatment methods and reimbursement policies of government and third-party payors. Physicians, patients or the medical community in general may decide not to accept and utilize any products that we or our collaborative partners may develop.

        In both domestic and foreign markets, sales of our products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care through various means. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of our potential products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future and harm our business significantly. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. Any of our potential products may ultimately not be considered cost effective. In addition, adequate third-party reimbursement may become unavailable. In either case, this may prevent us from maintaining price levels sufficient to realize an appropriate return on our investment in product development. In any such event, our business may be materially adversely affected.

REGULATIONS RELATING TO THE ENVIRONMENT AND HAZARDOUS MATERIALS

        Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with such laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, our use of these materials could be curtailed by state or federal authorities, and we could be held liable for any damages that result. Any such liability could materially adversely affect our business.

POTENTIAL PRODUCT LIABILITY CLAIMS; ABSENCE OF INSURANCE

        Although we believe that we do not currently have any exposure to product liability claims, our future business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We currently have no clinical trial liability insurance and we may not be able to obtain and maintain such insurance for any of our clinical trials. In addition, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock. As of January 4, 1999, we had outstanding approximately 13,659,084 shares of Common Stock and 3,452 shares of Series A Convertible Preferred Stock. Pharmacia & Upjohn has agreed not to sell the 696,787 shares of Common Stock held by it until April 2000, after which time such shares will be freely transferable. All other outstanding shares of Common Stock are freely tradeable without restriction unless they are held by our affiliates. The number of shares of Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants is not fixed and may result in substantial dilution to current stockholders. The sales of the underlying shares of Common Stock could adversely affect the market price of the Common Stock. In addition, certain holders of Common Stock and securities convertible into or exercisable for shares of Common Stock have certain rights to register such shares for resale.

POSSIBLE DILUTION FROM CONVERSION OF THE DEBENTURES AND EXERCISE OF THE WARRANTS

     As of January 4, 1999, $7,500,000 of Series A Debentures and $7,500,000 of Series A Warrants were outstanding. Subject to the fulfillment of certain conditions outside the direct or indirect control of the Selling Stockholders, we will issue $7,500,000 of Series B Debentures and $7,500,000 of Series B Warrants upon the effectiveness of this Prospectus. The Debentures are convertible into such number of shares of Common Stock as is determined by dividing the value of Debentures converted by the then current conversion price which, as of the date of this Prospectus, is fixed at $10.00 per share. If the Series A Debentures were converted on January 4, 1999, the Series A Debentures would be convertible into 750,000 shares of Common Stock. Similarly, assuming the Series B Debentures are issued under the same terms, the Series B Debentures would be convertible into 750,000 shares of Common Stock on their date of issuance. In both cases, this number of shares could prove to be significantly greater in the event that we have a rights offering, or a similar offering of securities to all investors, at less than the conversion price per share, or in the event that we issue Common Stock or securities convertible into Common Stock at a price less than the conversion price per share (not including shares issued pursuant to our option plans or shares issued in connection with a strategic joint venture). The Series A Warrants are, and the Series B Warrants are expected to be, exercisable at the exercise price of $12.00 per share. If the Series A Warrants were exercised on January 4, 1999, the Series A Warrants would be exercisable into 625,000 shares of Common Stock. Similarly, assuming the Series B Warrants are issued under the same terms, the Series B Warrants would be exercisable into 625,000 shares of Common Stock on their date of issuance. In both cases, this number of shares could prove to be significantly greater in the event that we have a rights offering, or a similar offering of securities to all investors, at less than the per share conversion price of the respective series' Debentures, or in the event that we issue Common Stock or securities convertible into Common Stock at a price less than the per share conversion price of the respective series' Debentures (not including shares issued pursuant to our option plans or shares issued in connection with a strategic joint venture). See "Description of Capital Stock--Convertible Debentures" and --"Warrants."

        As of January 4, 1999, 2,631,634 shares of Common Stock were reserved for issuance upon exercise of the Company's outstanding warrants and options, not including the Warrants. We have also reserved for issuance the maximum number of shares of Common Stock that may be acquired pursuant to the conversion of the Debentures and exercise of the Warrants.

POSSIBLE VOLATILITY OF STOCK PRICE

        There has been a history of significant volatility in the market price for shares of biopharmaceutical companies. It is likely that the market price of our Common Stock will be similarly volatile. The market price of our Common Stock may fluctuate substantially due to a variety of factors, including:

        o  depth of the market for the Common Stock,

        o  investor perception about us,

        o  fluctuations in our operating results,

        o market conditions relating to the biopharmaceutical and pharmaceutical industries,

        o any announcements of technological innovations, new commercial products or clinical progress or the lack thereof by us, our collaborative partners or our competitors, or

        o announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations.

        In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies, including many biotechnology companies, which then experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; CERTAIN ANTI-TAKEOVER PROVISIONS

        The Board of Directors has the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by the stockholders. In March 1998, the Board of Directors designated 15,000 shares as Series A Convertible Preferred Stock. 3,452 of these shares remained outstanding as of January 4, 1999. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, certain provisions of our charter documents, including the inability of stockholders to take actions by written consent and the staggered election of our Board of Directors, and certain provisions of Delaware law could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us.

IMPACT OF YEAR 2000

        The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or laboratory equipment that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions, send checks, perform research and development activities or engage in similar normal business activities.

        Based on a recent assessment, we have determined that we will be required to modify or replace certain portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. These software programs include our accounting package and voicemail system. We presently believe that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for our computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on our operations.

        We have initiated formal communications with all of our significant suppliers, service providers and corporate partners to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. Our total Year 2000 project cost and estimated time to complete include the estimated costs and time associated with the impact of third party Year 2000 Issues and is based on information presently available to us. However, we cannot assure you that the systems of other companies upon which our systems rely will be timely upgraded or converted and would not significantly impact our systems. Such suppliers, service providers and corporate partners include our payroll service provider, local financial institutions and website maintenance organization. At this time, we are developing contingency plans in the event that such suppliers, service providers and corporate partners fail to remediate their own Year 2000 Issues.

        We will utilize both internal and external resources to replace and test software for Year 2000 modifications. We anticipate completing the Year 2000 project not later than June 30, 1999, which is prior to any anticipated impact on our operating systems. The total cost of the Year 2000 project is estimated at $200,000 and is being funded through current cash holdings. Of the total project cost, approximately $100,000 is attributable to the purchase of new software and equipment which will be capitalized. The remaining $100,000, which will be expensed as incurred, is not expected to have a material effect on our results of operations. To date we have incurred approximately $60,000 ($40,000 capitalized for new systems and $20,000 expensed), related to the assessment of, and preliminary efforts on, our Year 2000 project.

        The costs of the project and the date on which we believe we will complete the Year 2000 modifications are based on our management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, we cannot guarantee that these estimates will be achieved, and actual results may differ significantly from those anticipated. Specific factors that might cause such differences include the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and other similar factors and uncertainties.



                                 USE OF PROCEEDS

        The proceeds from the sale of the Common Stock offered pursuant to this Prospectus (the "Shares") are solely for the account of the Selling Stockholders. Accordingly, we will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        On December 10, 1998, we completed a private placement of $7,500,000 face amount of Series A Debentures and Series A Warrants to purchase up to $7,500,000 of our Common Stock. The Series A Debentures are convertible into Common Stock at the option of the holder until the date which is three years following the date of issuance (December 10, 2001) at a conversion price of $10.00 per share, subject to adjustment under certain circumstances. The Series A Debentures are convertible at our option when the Common Stock has traded at a specified premium to the conversion price for five consecutive trading days. The Series A Warrants are exercisable for Common Stock at the option of the holder until June 10, 2000 at an exercise price of $12.00 per share, subject to adjustment in certain circumstances. We relied on Rule 506 of the Securities Act which provides an exemption from registration for sales to "accredited investors," as defined by Rule 501 under Regulation D of the Securities Act. Subsequent to the effectiveness of this Prospectus and certain other customary closing conditions outside the direct or indirect control of the Selling Stockholders, we will issue a total of $7,500,000 face amount of Series B Debentures and $7,500,000 of Series B Warrants to the Selling Stockholders. The Series A and Series B Debentures, and the Series A and Series B Warrants will be identical in price and terms, except for the date of issuance. Following the issuance of the series B Debentures and the Series B Warrants, a total of $15,000,000 face amount of Debentures and $15,000,000 of Warrants will be outstanding.

         Under the terms of the private placements, we agreed to file a Registration Statement on Form S-3 following the closing of the Series A Private Placement to cover the shares of Common Stock issuable upon conversion of the Series A and B Debentures and exercise of all of the Series A and B Warrants.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of January 4, 1999 by each Selling Stockholder.

                                        SHARES             SHARES OFFERED         SHARES OFFERED       SHARES BENEFICIALLY OWNED
                                     BENEFICIALLY            PURSUANT TO            PURSUANT TO          AFTER THE OFFERING(3)
                                    OWNED PRIOR TO         CONVERSION OF            EXERCISE OF        -------------------------
SELLING  STOCKHOLDERS             THE OFFERING(1)(2)   DEBENTURES(2)(3)(4)(6)   WARRANTS(2)(3)(4)(6)       SHARES     PERCENT
---------------------            -------------------   ----------------------   --------------------       ------     -------
RGC International Investors, LDC     458,333(5)              500,000(7)               416,667(7)             0(5)       *(5)
Brown Simpson Strategic Growth       192,500                 210,000                  175,000                0          *
  Fund, Ltd.
Brown Simpson Strategic Growth        82,500                  90,000                   75,000                0          *
  Fund, L.P.
Brown Simpson - ORD Investments
  LLC                                 91,667                 100,000                   83,333                0          *

LB I Group Inc.                      550,000                 600,000                  500,000                0          *


Total                                                      1,500,000                1,250,000

----------------
 *  less than one percent of the Company's Common Stock

(1) Includes only the number of shares of Common Stock issuable upon conversion of the Series A Debentures and exercise of the Series A Warrants. Other than the shares of Common Stock issuable upon conversion of the Series A Debentures and exercise of the Series A Warrants, no other shares of Common Stock are beneficially owned by the Selling Stockholders prior to the offering.

(2) Assumes no price adjustments prior to conversion of Debentures or exercise of Warrants. See section entitled "Description of Capital Stock" on page 14, and in particular the subsections entitled "Convertible Debentures" on page 16 and "Warrants" on page 17.

(3) Assumes that the Series B Debentures and the Series B Warrants will be issued on the effective date of this Prospectus and that each Selling Stockholder will sell all of the shares set forth above under "Shares Offered." There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

(4) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders. The actual number of shares of Common Stock issuable upon conversion of the Debentures is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Debentures, or upon the exercise of the Warrants, by reason of the adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Series A Debentures, if the Series A Debentures had been actually converted on January 4, 1999, the conversion price would have been $10.00 at which price the Series A Debentures would have been converted into approximately 750,000 shares of Common Stock. Similarly, assuming the Series B Debentures are issued under the same terms, the Series B Debentures would be convertible into 750,000 shares of Common Stock. The Series A Warrants are and the Series B Warrants are expected to be exercisable at a purchase price of $12.00 per share, subject to certain adjustments. At this exercise price, the Warrants, in the aggregate, can be exercised for up to 1,250,000 shares of Common Stock. Under the terms of the Debentures, the maximum number of shares of Common Stock that may be issued in connection with Debenture conversions must not equal or exceed 20% of the shares outstanding prior to the issuance of the Debentures.

(5) RGC International Investors, LDC ("RGC") is also the owner of 3,452 shares of the Company's Series A Convertible Preferred Stock. As a result of limitations imposed by Nasdaq and the terms of the Series A Convertible Preferred Stock, such shares are no longer convertible into shares of Common Stock unless the Company obtains stockholder approval. The Company does not intend to seek such stockholder approval and instead will redeem the outstanding shares of Series A Convertible Preferred Stock in accordance with the terms thereof. As a result, no beneficial ownership of the shares of Common Stock that would otherwise be underlying the shares Series A Convertible Preferred Stock is attributable to RGC and therefor such shares of Common Stock are not included in the table for this Selling Stockholder.

(6) Pursuant to the terms of the Debentures and the Warrants, the Debentures are convertible and the Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted portions of the Debentures or unexercised portions of the Warrants or other securities of the Company with analogous limitations) would not equal or exceed 9.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act.

(7) Pursuant to footnote (6), the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Debentures and the Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.


                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 25,000,000 shares of Common Stock, $0.001 par value per share, and 3,000,000 shares of preferred stock, $0.001 par value per share. Of the authorized preferred stock, 15,000 shares have been designated Series A Convertible Preferred Stock. As of January 4, 1999, there were 13,659,084 shares of Common Stock outstanding held of record by 725 record holders and 3,452 shares of Series A Convertible Preferred Stock held of record by one record holder.

COMMON STOCK

        The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

        The Board of Directors has the authority to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

        Pursuant to the Company's Certificate of Incorporation, the Board has classified 15,000 shares of the preferred stock as Series A Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the Certificate of Designations filed with the State of Delaware. Of the 15,000 shares of Series A Convertible Preferred Stock authorized by the Board, 3,452 shares are currently outstanding. The stated value per share of the Series A Convertible Preferred Stock is $1,000.00. With respect to rights upon liquidation, winding up or dissolution and redemption rights, the Series A Convertible Preferred Stock will rank (i) junior to any other series of preferred stock duly established by the Board of Directors hereafter created (the "Senior Preferred Stock"), (ii) if the average price of the Common Stock for the ten trading days prior to the date the Board of Directors authorizes the issuance of such class or series of stock is above $12.50, on a parity with any other series of preferred stock duly established by the Board of Directors hereafter created (the "Parity Preferred Stock"), and (iii) prior to any other class or series of our capital stock, including, without limitation, all classes of Common Stock, whether now existing or hereafter created (all of such classes or series of capital stock of the Company to which the Series A

Convertible Preferred Stock ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to as "Junior Securities").

        Dividends. Holders of the Series A Convertible Preferred Stock are not entitled to receive dividends. So long as the Series A Convertible Preferred Stock is outstanding, however, no dividends may be declared or paid on, nor shall any distribution be made on any Junior Securities, nor can any Junior Securities be redeemed or repurchased, nor may any moneys be paid to or made available for a sinking fund for the benefit of any Junior Securities, without the written consent of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

        Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or if any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary, shall be commenced with respect to Geron (a "Liquidation"), the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Company and to holders of any stock of the Company with liquidation rights senior to the Series A Convertible Preferred Stock), the stated value per share plus an amount equal to 6% per annum for the period beginning March 27, 1998 and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period) (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made, the holders of shares of Series A Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Preferred Stock Liquidation Distribution to the holders of shares of Series A Convertible Preferred Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Company into or with another corporation, a merger or consolidation of any other corporation with or into the Company upon the completion of which the stockholders of the Company prior to the merger or consolidation no longer hold a majority of the outstanding equity securities of the Company or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (any such event, a "Reorganization Event") shall, at the option of the holders of at least 50% of the Series A Convertible Preferred Stock, be deemed to be a Liquidation of the Company pursuant to which the Company shall be required to distribute 115% of the Preferred Stock Liquidation Distribution.

        Voting Rights. The holders of the Series A Convertible Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise provided by the Delaware General Corporation Law (the "DGCL"), the holders of the Series A Convertible Preferred Stock have no voting power. The Series A Convertible Preferred Stock terms include what are customarily called protective provisions. Under these provisions, a vote of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock is required before the Company can: (i) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock or any Senior Preferred Stock so as to adversely affect the Series A Convertible Preferred Stock; (ii) create any new class or series of stock having any preference over the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (iii) create any new class or series of stock ranking pari passu with the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, unless the average closing price for Common Stock for the ten trading days prior to the date the Board of Directors authorizes the issuance of such class or series is above $12.50; (iv) increase the number of shares of Series A Convertible Preferred Stock or (v) do any act or thing which would result in taxation to the holders of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code.

        Conversion. Each share of Series A Convertible Preferred Stock is convertible into the number of shares of the Company's Common Stock, equal to
(i) the stated value ($1,000) plus a premium of 6% per annum of the stated value from the date of issuance of the Series A Convertible Preferred Stock (the "Issue Date"), divided by (ii) their conversion price (the "Series A Preferred Stock Conversion Price.") The Series A Preferred Stock Conversion Price is equal to the lesser of (i) 95% of the average closing bid prices of the Common Stock for any five consecutive trading days during the twenty consecutive trading day period ending on the day prior to the date of conversion (the "Market Price") and (ii) $16.88. However, for conversions taking place prior to December 27, 1998, if any, the Series A Preferred Stock Conversion Price is equal to the lesser of (i)
(a) 100% of the Market Price, if the Market Price is greater than $12.50 or (b) 105% of the Market Price, if the Market Price is less than $12.50 and (ii) $16.88.

        Subject to certain limited exceptions, the holders of the Series A Convertible Preferred Stock are subject to limits on the number of shares they can convert at any one time. Unless the price at which the Common Stock trades on the Nasdaq National Market ("Nasdaq") on the date of conversion is greater than or equal to either (i) 120% of the Market Price or (ii) $15.00, the following limits apply: Prior to 270 days from the Issue Date, the Series A Convertible Preferred Stock may not be converted; beginning 271 days from the Issue Date, each holder of the Series A Convertible Preferred Stock may only convert up to 33.3% of its initial holding of the Series A Convertible Preferred Stock; beginning 301 days from the Issue Date, each holder of the Series A Convertible Preferred Stock may only convert up to 66.6% of its initial holding of the Series A Convertible Preferred Stock and beginning 331 days from the Issue Date, all of the Series A Convertible Preferred Stock may be converted. The conversion price of the Series A Convertible Preferred Stock is based on the market price of the Common Stock during a pricing period preceding conversion, up to a conversion price of $16.88. The Series A Convertible Preferred Stock is subject to redemption at our option if the market price of the Common Stock exceeds or falls below certain thresholds. The Company has registered the underlying Common Stock for resale.

        The issuance of the Series A Convertible Preferred Stock is subject to Nasdaq's Market Place Rule 4460(i) (the "20% Rule") and the holders of the Series A Convertible Preferred Stock have agreed that the Company will not issue more than 19.99% of the Common Stock outstanding on the date the Series A Convertible Preferred Stock was issued upon conversion of the Series A Convertible Preferred Stock in the absence of (i) the approval of such issuance by the Company's stockholders, (ii) a waiver by Nasdaq of the provisions of the 20% Rule, or (iii) the provisions of the 20% Rule no longer being applicable to the Company.

        As of the date of this prospectus, the Company had issued 19.99% of the Common Stock outstanding on the date the Series A Convertible Preferred Stock was issued and has no intention to seek stockholder approval or a waiver by Nasdaq of the 20% Rule. As a result, the Series A Convertible Preferred Stock is no longer convertible into Common Stock. The Company intends to redeem the Series A Convertible Preferred Stock in accordance with the terms thereof.

CONVERTIBLE DEBENTURES

        As of the date of this Prospectus, there were $7,500,000 face amount of Series A Debentures outstanding. Subsequent to the effectiveness of this Prospectus and the fulfillment of certain conditions outside the direct or indirect control of the Selling Stockholders, we will issue $7,500,000 face amount of Series B Debentures. The Series A and Series B Debentures are identical in price and terms, except for the date of issuance.

        The Debentures are "zero-coupon" securities because they require no regular payments of interest. In the event of a default, the Debentures will accrue penalty interest at a rate of 15% per year from the date of the default.

        The Debentures are convertible at any time, at the option of the holder, until the third anniversary of issuance (December 10, 2001 in the case of the Series A Debentures). The initial conversion price of the Series A Debentures is $10.00 per share. It is anticipated that the initial conversion price of the Series B Debentures will also be $10.00 per share. The conversion price of both the Series A and Series B Debentures is subject to customary adjustments in the event of a stock split or stock dividend. The conversion price is also subject to a weighted average adjustment in the event we have a rights offering, or a similar offering of securities to all investors, at less than the conversion price per share, within 15 months of the issuance date.

        The conversion price of the Debentures is also subject to adjustment in the event we issue Common Stock or securities convertible into Common Stock at a price less than the conversion price per share (not including shares issued pursuant to our option plans, or shares issued in connection with a strategic joint venture). In the event of such an issuance of stock at less than the conversion price per share, the conversion price of the Debentures will be adjusted to the actual price of such issuance. This conversion price adjustment is operative for 15 months from the date of issuance of the Debentures. However, it expires automatically on the 180th day following the issuance of the Debentures (June 8, 1999 in the case of the Series A Debentures) if the closing bid price of our Common Stock on

Nasdaq or any other national exchange or quotation system as permitted under the terms of the Debentures is greater than 150% of the conversion price for five consecutive trading days following the effective date of this Prospectus.

        The Debentures may be converted at our option if the closing bid price of our Common Stock on Nasdaq is greater than $17.50 for five consecutive trading days. We will have 45 days following the five trading day period in which to exercise our option to force conversion of the Debentures. We may convert all or a portion of the outstanding Debentures, but if only a portion of the Debentures are to be converted, the forced conversion will be pro rata among all Debenture holders. However, no Debenture holder will be forced to convert if
(i) this Prospectus is not currently effective and (ii) the holder would not currently be permitted to resell the underlying shares within 90 days under Rule 144(k) under the Securities Act without volume restrictions.

        Under the terms of the Debentures, the maximum number of shares of Common Stock that may be issued in connection with Series A and Series B Debenture conversions may not equal or exceed, in the aggregate, 20% of the shares outstanding immediately prior to the last issuance of the Debentures. If a Debenture holder wishes to convert after the share limit is reached, we will not issue shares, but will pay cash in an amount equal to the greater of (i) 115% of the principal balance of the unconverted Debentures or (ii) the amount, in cash, the shares that would have been issued would have been worth had they been issued, based either on the conversion price and average share price on the trading day immediately prior to the day the cash payment is made, or the conversion price and average share price on the day of the conversion request. In the case that we determine that the share limit has been reached and elect to pay cash in the amount described above, we will notify all remaining Debenture holders within two trading days after we make this determination. Ten days following the delivery of this notice, we will pay the required amount. If we do not pay this amount in full within five business days after the date it is due, we will pay interest at a rate of 15% per annum, to be accrued on a daily basis from the date of conversion, to the converting Debenture holders until we have paid the full amount, plus all such interest.

        The Debentures will be considered to be in default if, among other things:

        o  we fail to make any payment due under the terms of the Debentures;

        o we fail to make any payment due under the terms of any other debt of more than $1,000,000;

        o  we file for bankruptcy or are adjudged bankrupt;

        o our stock is delisted from Nasdaq and trading has not resumed on Nasdaq or another national exchange or quotation system within three days;

        o  we are acquired (unless the acquirer assumes the obligations); or

        o judgments or orders (that are not covered by insurance) for the payment of money are entered against us, and remain in effect for 30 days, that are in excess of $500,000 in the aggregate.

        If not converted, the Debentures will mature three years from the issuance date (December 10, 2001 in the case of the Series A Debentures). We have not set up a sinking fund to repay the principal on any unconverted Debentures.

        On December 10, 1998, we received proceeds of $7,500,000 from the issuance of the Series A Debentures. We will allocate these proceeds between the value of the Debentures and the value of the Warrants issued on that date. The difference between the face value and the book value of the Debentures will be amortized over the life of the Debentures and recorded as interest expense.

        In addition, we recorded approximately $560,000 of interest expense in connection with the issuance of Series A Debentures. This interest expense represents the difference between the Conversion Price of the Debentures and the closing market price of our Common Stock on December 10, 1998.

WARRANTS

        In connection with the sale of the Series A Debentures, we issued warrants to the purchasers of the Series A Debentures to purchase up to $7,500,000 of Common Stock. In connection with the sale of the Series B Debentures, we intend to issue warrants to purchasers of the Series B Debentures to purchase up to an additional $7,500,000 of Common Stock. Other than the issuance date, the Series B Warrants will have the same terms as the Series A Warrants.

        The Warrants will entitle the holder to purchase shares of Common Stock at an exercise price of $12.00 per share, subject to certain adjustments, for a period of 18 months from the date of issuance (June 10, 2000 in the case of the Series A Warrants).

        The exercise price of the Warrants is subject to customary adjustment in the event of a stock split or stock dividend. The exercise price is also subject to a weighted average adjustment in the event we have a rights offering, or a similar offering of securities to all investors, at less than the exercise price per share within 12 months of the issuance date. In the case of Series A Warrants, the exercise price is also subject to adjustment in the event we issue Common Stock or securities convertible into Common Stock at a price of less than the conversion price of the Series A Debentures per share (not including shares issued pursuant to our option plans, or shares issued in connection with a strategic joint venture). In the event of such an issuance of stock below the conversion price of the Series A Debentures, the exercise price of the Series A Warrants will be adjusted to equal 120% of the actual price of such issuance. This exercise price adjustment is operative for 12 months from the date of issuance of the Debentures. However, it will expire automatically on the 180th day following the date of issuance of the Warrant (June 8, 1999 in the case of the Series A Warrants) if the closing bid price of our Common Stock on Nasdaq is greater than 150% of the exercise price for five consecutive trading days following the effective date of this Prospectus. The exercise price of the Series B Warrants will have identical terms of adjustment.


                  REGISTRATION RIGHTS OF CERTAIN OTHER HOLDERS

        Excluding the shares of Common Stock issuable upon conversion of the Debentures, and the shares of Common Stock issuable upon exercise of the Warrants, the holders of approximately 13,659,084 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of agreements between us and the holders of Registrable Securities. If at any time we register any of our Common Stock, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All registration expenses must be borne by us and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered. In addition, such holders may require us to use our best efforts to file a registration statement under the Securities Act at our expense with respect to their shares of Common Stock, subject to certain limitations.


            DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

        Certain provisions of Delaware law and our charter documents could make the acquisition of Geron and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Geron outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Geron without further action by the stockholders.

        Our Amended and Restated Bylaws provide for a classified Board of Directors divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The classification of the Board of Directors may make it more difficult for existing stockholders to replace the Board of Directors as well as for another party to obtain control of Geron by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

        Our Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board, if any, the President and holders of 10% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board of Directors, the Chairman of the Board, if any, the President or any such 10% holder. The Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.


                              PLAN OF DISTRIBUTION

        The Company will receive no proceeds from this offering. The shares of Common Stock offered hereby may be sold by the Selling Stockholders or their respective donees, pledgees, transferees or other successors in interest from time to time in transactions on Nasdaq, in the over-the-counter market, in negotiated transactions other than on Nasdaq or in the over-the-counter market, in connection with short sales, by pledge to secure debts and other obligations, in connection with the writing of call options, in hedging transactions and in settlement of other transactions in standardized or over-the-counter options, or in a combination of any of the above transactions, in privately negotiated transactions, including pursuant to Rule 144, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions for their own account and at their own risk. In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Stockholders or their respective donees, pledgees, transferees or other successors in interest and any broker-dealers or agents that participate with the Selling Stockholders or their respective donees, pledgees, transferees or other successors in interest in the distribution of the shares of Common Stock may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares of Common Stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares of Common Stock. Brokers-dealers who acquire shares of Common Stock as principal may thereafter resell such shares of Common Stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on Nasdaq, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares of Common Stock commissions. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Common Stock may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

        The shares of Common Stock offered are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear the expenses in connection with the registration and sale of the shares of Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders, the officers, directors, agents, brokers, investment advisors and employees of each of them, each person who controls them and the officers, directors, agents, and employees of each such controlling person against certain liabilities under the Securities Act, or to contribute to payment the indemnified parties may be required to make in respect thereof. The Company has not made any underwriting arrangements with respect to the sale of the shares of Common Stock offered hereby.


                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report which is incorporated in this Prospectus by reference. Our consolidated financial statements and schedule are incorporated by reference in reliance upon their report given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                       SEC registration fee               $11,807
                       Legal fees and expenses             15,000
                       Accounting fees and expenses         3,000
                       Miscellaneous expenses               5,193
                                                          -------
                       Total                              $35,000
                                                          =======

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

        In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16. EXHIBITS.

         Exhibits.

         4.1*   Form of Series A and Series B Zero Coupon Convertible Debenture

         4.2*   Form of Series A and Series B Warrant

         5.1    Opinion of Venture Law Group, A Professional Corporation

         23.1   Consent of Ernst & Young LLP, Independent Auditors

         23.2   Consent of Counsel (included in Exhibit 5.1)

         24.1   Power of Attorney (see page 27)

         10.40* Securities Purchase Agreement dated as of December 10, 1998 between Registrant and Certain Investors

         10.41* Registration Rights Agreement dated as of December 10, 1998 between Registrant and Certain Investors.

-------------------------
        * Incorporated by reference to identically numbered exhibit filed with Registrant's current report on Form 8-K, as filed on December 17, 1998.

Item 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

           (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Geron Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on January 8, 1999.





                             GERON CORPORATION

                             By:   /s/ DAVID L. GREENWOOD
                                 -------------------------------------
                                       David L. Greenwood
                                       Chief Financial Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald W. Eastman and David L. Greenwood, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                         Title                            Date
           ---------                         -----                            ----
/s/  RONALD W. EASTMAN           President, Chief Executive             January 8, 1999
-----------------------------    Officer and Director
Ronald W. Eastman


/s/  DAVID L. GREENWOOD          Vice President of Corporate            January 8, 1999
-----------------------------    Development and Chief Financial
David L. Greenwood               Officer (Principal Financial and
                                 Accounting Officer)


/s/  ALEXANDER E. BARKAS         Director                               January 8, 1999
-----------------------------
Alexander E. Barkas


/s/  EDWARD V. FRITZKY           Director                               January 8, 1999
-----------------------------
Edward V. Fritzky


/s/  THOMAS D. KILEY             Director                               January 8, 1999
-----------------------------
Thomas D. Kiley


/s/  GARY L. NEIL                Director                               January 8, 1999
-----------------------------
Gary L. Neil


/s/  ROBERT B. STEIN             Director                               January 8, 1999
-----------------------------
Robert B. Stein


/s/  JOHN P. WALKER              Director                               January 8, 1999
-----------------------------
John P. Walker

                               INDEX TO EXHIBITS


Exhibit Number      Description
--------------      -----------

     4.1*           Form of Series A and Series B Zero Coupon Convertible
                    Debenture

     4.2*           Form of Series A and Series B Warrant

     5.1            Opinion of Venture Law Group, A Professional Corporation

    23.1            Consent of Ernst & Young LLP, Independent Auditors

    23.2            Consent of Counsel (included in Exhibit 5.1)

    24.1            Power of Attorney (see page 27)

    10.40* Securities Purchase Agreement dated as of December 10, 1998 between Registrant and Certain Investors

    10.41* Registration Rights Agreement dated as of December 10, 1998 between Registrant and Certain Investors.

-------------------------
        * Incorporated by reference to identically numbered exhibit filed with Registrant's current report on Form 8-K, as filed on December 17, 1998.